Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Cecil Bancorp, Inc.
Elkton, Maryland
     We hereby consent to the incorporation by reference in the Registration Statement Numbers 333-35120 on Form S-3 and 033-81374 on Form S-8 of Cecil Bancorp, Inc. and Subsidiaries (Cecil Bancorp) of our report dated March 13, 2007, relating to the consolidated balance sheets of Cecil Bancorp as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2006 annual report on Form 10-KSB of Cecil Bancorp.
/s/ Stegman & Company
Baltimore, Maryland
March 27, 2007